Exhibit 11
   Computation of Earnings per Share
   ($000 except per share data)

                                              Three months ended

                                     March 28, 1998        March 29, 1997

                                                   Per                    Per
                                  Income  Shares Share Income  Shares   Share

    Basic EPS:

    Net income from continuing
    operations                       221   2,909  0.08   351    2,895   0.12

    Earnings (loss) from
    discontinued operations            0   2,909  0.00   (81)   2,895  (0.03)

    Net income applicable to
    common shares                    221   2,909  0.08   270    2,895   0.09

    Effect of Dilutive
    Securities

    Convertible debentures -
    Continuing                         0       0          21      404

    Convertible debentures -
    Discontinued                       0       0          28      404

    Warrants - Continuing              0       0           0      135

    Warrants - Discontinued            0       0           0      135

    Employee stock options -
    Continuing                         0      41           0       89

    Employee stock options -
    Discontinued                       0      41           0       89

    Diluted EPS:

    Net income from continuing
    operations                       221   2,950  0.08   372    3,523   0.11

    Earnings (loss) from
    discontinued operations            0   2,950  0.00   (53)   3,523  (0.02)

    Net income applicable to
    common shares                    221   2,950  0.08   319    3,523   0.09

   ___________________________________
   Common shares have been adjusted to give effect to the 5% stock dividend paid January 23, 1998.

   The $3,375,000 Convertible Subordinated Debentures at March 29, 1997, were convertible to common shares at a price of $5.98 per share after giving effect to the stock dividend paid January 24, 1997. The Debentures were repaid on May 29, 1997 and warrants were issued concurrently to the holder of the Debentures. The warrants were repurchased effective December 30, 1997.

   Basic EPS was computed by dividing the net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS was determined by assuming that at the beginning of the period, convertible debentures were converted at the price per share in effect at that time and common share warrants and employee stock options were exercised. As to the warrants and options, incremental shares would be calculated using the treasury stock method, assuming common share purchases at the average market price of the common shares for the period.